A special meeting of each fund's shareholders was held on August 16, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	6,771,125,373.73	95.855
Withheld	292,789,567.15	4.145
TOTAL	7,063,914,940.88	100.000
Albert R. Gamper, Jr.
Affirmative	6,770,990,937.82	95.853
Withheld	292,924,003.06	4.147
TOTAL	7,063,914,940.88	100.000
Robert M. Gates
Affirmative	6,756,439,231.97	95.647
Withheld	307,475,708.91	4.353
TOTAL	7,063,914,940.88	100.000
George H. Heilmeier
Affirmative	6,764,990,809.66	95.768
Withheld	298,924,131.22	4.232
TOTAL	7,063,914,940.88	100.000
Edward C. Johnson 3d
Affirmative	6,742,087,994.13	95.444
Withheld	321,826,946.75	4.556
TOTAL	7,063,914,940.88	100.000
Stephen P. Jonas
Affirmative	6,760,880,298.29	95.710
Withheld	303,034,642.59	4.290
TOTAL	7,063,914,940.88	100.000
James H. KeyesB
Affirmative	6,768,230,488.07	95.814
Withheld	295,684,452.81	4.186
TOTAL	7,063,914,940.88	100.000
Marie L. Knowles
Affirmative	6,769,788,452.89	95.836
Withheld	294,126,487.99	4.164
TOTAL	7,063,914,940.88	100.000
Ned C. Lautenbach
Affirmative	6,761,067,874.66	95.713
Withheld	302,847,066.22	4.287
TOTAL	7,063,914,940.88	100.000
William O. McCoy
Affirmative	6,759,248,437.48	95.687
Withheld	304,666,503.40	4.313
TOTAL	7,063,914,940.88	100.000
Robert L. Reynolds
Affirmative	6,766,888,557.03	95.795
Withheld	297,026,383.85	4.205
TOTAL	7,063,914,940.88	100.000
Cornelia M. Small
Affirmative	6,770,627,922.40	95.848
Withheld	293,287,018.48	4.152
TOTAL	7,063,914,940.88	100.000
William S. Stavropoulos
Affirmative	6,754,341,796.32	95.618
Withheld	309,573,144.56	4.382
TOTAL	7,063,914,940.88	100.000
Kenneth L. Wolfe
Affirmative	6,759,338,998.43	95.688
Withheld	304,575,942.45	4.312
TOTAL	7,063,914,940.88	100.000
A Denotes trust-wide proposal and voting results. B Effective on or about January 1, 2007.